EXHIBIT 99.1

Contacts:	Duane Reade Holdings, Inc. John Henry (212) 273-5746 SVP - Chief Financial Officer

Investors: Cara O’Brien/Caren Villarreal Press: Diane Zappas (212) 850-5600 Financial Dynamics

FOR IMMEDIATE RELEASE

DUANE READE HOLDINGS, INC. REPORTS $3.5 MILLION LITIGATION SETTLEMENT

New York, NY – January 13, 2009 – Duane Reade Holdings, Inc. today reported that, without admitting liability, it has entered into a Memorandum of Understanding to settle two class action cases for $3.5 million. The two class action cases concern the Company’s alleged past payment practices for certain overtime and employee non-exempt classifications. These cases are more fully described in the Company’s quarterly and annual SEC filings on Forms 10-Q and 10-K and are referred to as Damassia v. Duane Reade Inc. and Chowdhury v. Duane Reade Inc. and Duane Reade Holdings Inc.

The settlement is subject to the approval of the U.S. District Court for the Southern District of New York. While the Company believes it can strongly defend against the matters involved in this litigation, it has agreed to this settlement so that it may avoid future defense costs and uncertainty surrounding this litigation.

As a result of this settlement agreement, the Company will record a $3.5 million one-time, pre-tax charge for the fourth quarter ended December 27, 2008. The Company expects to announce its fourth quarter and fiscal year 2008 results in March 2009.

About Duane Reade

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of December 27, 2008, the Company operated 251 stores.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the national economic climate, economic conditions and employment levels in the New York greater metropolitan area, the competitive environment in the drug store industry in general and in the New York metropolitan area, the ability to open and operate new stores, the continued efforts by payers and government agencies to reduce prescription reimbursement rates and prescription drug benefits, the strength of the economy in general, changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements, changes in the Company’s operating strategy, capital expenditure plans or development plans, the Company’s ability to attract, hire and retain qualified pharmacy and other personnel, the Company’s significant indebtedness, labor disturbances, the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken in response, demographic changes, the Company’s ability to limit fraud and shrink, the results of the Company’s legal proceedings and recalls of pharmaceutical products due to health concerns or other reasons. Those and other risks are more fully described in Duane Reade’s reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements.

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